Exhibit 8.2

February 13, 2023

Salisbury Bancorp, Inc.
5 Bissell Street
Lakeville, CT 06039

Re:
Tax Opinion/Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) by NBT Bancorp Inc., a federally chartered national banking association (“NBT”). The said Registration Statement contemplates the merger (the “Merger”) of Salisbury Bancorp, Inc. (“SAL”) with and into NBT pursuant to the Agreement and Plan of Merger, dated as of December 5, 2022 by and among SAL, Salisbury Bank and Trust Company, a Connecticut chartered bank, NBT and NBT Bank, N.A., a federally-chartered national banking association (the “Merger Agreement”). At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

Subject to the qualifications below, and in reliance upon the representations and assumptions described herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the United States federal income tax consequences to the holders of SAL common stock will be described in the Registration Statement under the heading, “The Merger - Material U.S. Federal Income Tax Consequences of the Merger”.

We have acted as counsel to SAL in the Merger, and for purposes of rendering this opinion we have examined and relied upon: (a) the Merger Agreement, including the exhibits thereto; (b) the Registration Statement, including the exhibits thereto; (c) the Officer’s Certificates delivered to Updike, Kelly & Spellacy, P.C. containing certain representations of SAL and NBT relevant to this opinion (the “Representation Certificates”); and (d) such other documents as we consider relevant to our analysis. In addition, we have reviewed the form of opinion of counsel received by NBT from Hogan Lovells US LLP with respect to the tax consequences of the proposed transactions (the “Hogan Lovells Opinion”).  In examining these documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  For the purposes of this opinion, we have assumed (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that the Hogan Lovells Opinion has been concurrently delivered and not withdrawn>

Salisbury Bancorp, Inc.
February 13, 2023

We have assumed that all parties to the Merger Agreement (and to any other documents relied upon by us) have acted in accordance with and have complied with, and, where applicable, will act in accordance with and will comply with the terms and covenants set forth in such documents. We have assumed that the Merger will be consummated at the Effective Time (as defined in the Merger Agreement) pursuant to the terms and conditions set forth in the Merger Agreement, without the waiver or modification of any such terms and conditions. We have assumed that all representations contained in the Merger Agreement and the Representation Certificates are true, correct and complete and will be true, correct and complete in all material respects at all times up to and as of the Effective Time and thereafter, were relevant, and that any representation made in any of such documents “to the best of the knowledge and belief” of any party (or similar qualification) are correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently any representations made by SAL or NBT, but in the course of our representation of SAL, nothing has come to our attention that would cause us to question the accuracy thereof.

In rendering this opinion, we have assumed that Hogan Lovells US LLP has delivered to NBT, and has not withdrawn, an opinion that is substantially similar to this one.

The conclusions expressed herein represent our best judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and the rulings and guidance published by the Internal Revenue Service (“IRS”), all as in effect on the date of this opinion. No assurances can be given that such laws, rulings and guidance will not be amended or otherwise changed after the date hereof, or that such changes will not affect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our judgment as to how a court would decide the issues addressed herein, but our opinion is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Merger set forth above. This opinion does not address the effect of the Merger as to any non-income tax (such as estate, gift, transfer, sales and use taxes), nor does this opinion address the income tax consequences of the Merger as to any jurisdiction other than the United States (such as state, local and foreign income taxes). This opinion does not address any transaction other than the Merger. We express no opinion regarding the tax consequences of the Merger to those shareholders of NBT that are subject to special tax rules.

Salisbury Bancorp, Inc.
February 13, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Updike, Kelly & Spellacy, P.C.

UPDIKE, KELLY & SPELLACY, P.C.